                                                                  EXHIBIT 99.03


              CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
                        DECEMBER 31, 2000, 1999 AND 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of HNC Software Inc.

        In our opinion, the accompanying consolidated balance sheet of HNC Software Inc. and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity and comprehensive income present fairly, in all material respects, the financial position of HNC Software Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



PRICEWATERHOUSECOOPERS LLP

San Diego, California
January 24, 2001, except as
to Note 15, to which the date is
March 6, 2001, and Note 12, to
which the date is
February 13, 2002

                                HNC SOFTWARE INC.

                           CONSOLIDATED BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS



                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                        2000               1999
                                                                                     ---------          ---------
Current assets:
  Cash and cash equivalents ................................................         $  69,271          $ 136,340
  Marketable securities available for sale-debt ............................            44,779             22,368
  Marketable securities available for sale-equity ..........................               250              6,810
  Trade accounts receivable, net ...........................................            43,856             64,189
  Deferred income taxes ....................................................            15,045             20,384
  Other current assets .....................................................             8,402             11,144
                                                                                     ---------          ---------
          Total current assets .............................................           181,603            261,235
Marketable securities available for sale-debt ..............................            48,453             68,563
Equity investments .........................................................            14,719             14,219
Property and equipment, net ................................................            20,826             22,219
Goodwill, net ..............................................................            96,810             17,280
Intangible assets, net .....................................................            47,522             11,788
Deferred income taxes ......................................................            33,844             18,085
Other assets ...............................................................             3,964              3,032
                                                                                     ---------          ---------
                                                                                     $ 447,741          $ 416,421
                                                                                     =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities .................................         $  38,675          $  30,049
  Deferred revenue .........................................................             9,876             15,274
                                                                                     ---------          ---------
          Total current liabilities ........................................            48,551             45,323
Non-current liabilities ....................................................               259              4,111
Convertible Subordinated Notes .............................................            16,357            100,000
                                                                                     ---------          ---------
          Total liabilities ................................................            65,167            149,434
                                                                                     ---------          ---------
Commitments and contingencies (Notes 8 and 14)
Minority interest in consolidated subsidiaries .............................                --             17,414
                                                                                     ---------          ---------
Stockholders' equity:
  Preferred stock, $0.001 par value -- 4,000 shares authorized:
     no shares issued or outstanding .......................................                --                 --
  Common stock, $0.001 par value -- 120,000 shares authorized:
     32,286 and 25,704 shares issued and outstanding, respectively .........                32                 26
  Common stock in treasury, at cost --  49 and 882 shares, respectively ....            (3,251)           (19,613)
  Paid-in capital ..........................................................           499,705            275,955
  Retained earnings (accumulated deficit) ..................................          (104,209)            12,209
  Notes receivable from stockholders .......................................            (9,049)                --
  Unearned stock-based compensation ........................................              (577)           (20,511)
  Accumulated other comprehensive income (loss) ............................               (77)             1,507
                                                                                     ---------          ---------
          Total stockholders' equity .......................................           382,574            249,573
                                                                                     ---------          ---------
                                                                                     $ 447,741          $ 416,421
                                                                                     =========          =========


          See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                            YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------------------
                                                                                    2000             1999             1998
                                                                                  ---------        ---------        ---------
Revenues:
  License and maintenance .................................................       $ 166,063        $ 155,948        $ 139,294
  Services and other ......................................................          88,821           60,941           39,314
                                                                                  ---------        ---------        ---------
          Total revenues ..................................................         254,884          216,889          178,608
                                                                                  ---------        ---------        ---------
Operating expenses:
  License and maintenance (including stock-based
     compensation and Retek spin-off expense
     totaling $8,744 and $280 in 2000 and 1999, respectively) .............          60,469           41,552           33,473
  Services and other  (including  stock-based compensation
    and Retek spin-off expense totaling $9,151 and $354 in 2000
    and 1999, respectively) ...............................................          72,913           41,271           28,656
  Research and development (including stock-based compensation and Retek spin-off expense totaling $9,937 and $1,121 in 2000 and
    1999, respectively) ...................................................          75,490           50,176           32,669
  Sales and marketing (including  stock-based compensation and
    Retek spin-off expense totaling $23,509 and $441 in 2000 and
    1999, respectively) ...................................................          89,925           46,259           34,515
  General and  administrative (including stock-based compensation and Retek spin-off expense totaling $18,514  and $9,789 in 2000
    and 1999, respectively) ...............................................          53,321           33,777           18,977
  Transaction-related amortization and costs ..............................          43,734            9,158            3,202
  In-process research and development .....................................           7,601            1,480            6,090
  Other (Note 1) ..........................................................           1,172               --               --
                                                                                  ---------        ---------        ---------
          Total operating expenses ........................................         404,625          223,673          157,582
Operating income (loss) ...................................................        (149,741)          (6,784)          21,026
Interest income ...........................................................          12,924            6,299            6,799
Interest expense ..........................................................          (4,231)          (5,747)          (4,460)
Expense related to debt conversion ........................................         (12,676)              --               --
Other expense, net ........................................................          (3,378)            (226)             (29)
Minority interest in losses (income) of consolidated subsidiaries .........           7,582              722             (126)
                                                                                  ---------        ---------        ---------
          Income (loss) before income tax provision (benefit) .............        (149,520)          (5,736)          23,210
Income tax provision (benefit) ............................................         (33,102)             536           12,758
                                                                                  ---------        ---------        ---------
          Net income (loss) ...............................................       $(116,418)       $  (6,272)       $  10,452
                                                                                  =========        =========        =========
Earnings per share:
  Basic net income (loss) per share .......................................       $   (4.08)       $   (0.25)       $    0.41
                                                                                  =========        =========        =========
  Diluted net income (loss) per share .....................................       $   (4.08)       $   (0.25)       $    0.39
                                                                                  =========        =========        =========
Shares used in computing basic net income (loss) per share ................          28,529           24,969           25,362
                                                                                  =========        =========        =========
Shares used in computing diluted net income (loss) per share ..............          28,529           24,969           26,650
                                                                                  =========        =========        =========


          See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------
                                                                            2000            1999           1998
                                                                          ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) .................................................     $(116,418)     $  (6,272)     $  10,452
  Adjustments to reconcile net income (loss) to net cash provided by
  (used in) operating activities:
    Provision for doubtful accounts .................................         6,505          5,112          3,172
    Depreciation and amortization ...................................        53,045         17,583         10,827
    Acquired in-process research and development ....................         7,601          1,480          6,090
    Loss (gain) on asset impairments and dispositions ...............         1,172            222            (56)
    Write-down of marketable security ...............................         2,750             --             --
    Non-cash stock-based compensation expense .......................        15,896         11,985          2,387
    Deferred income tax (benefit) expense ...........................       (35,384)        (4,625)         4,039
    Minority interest in (losses) income of consolidated subsidiaries        (7,582)          (722)           126
    Changes in assets and liabilities:
      Trade accounts receivable .....................................       (40,458)       (35,606)       (26,111)
      Deferred income taxes .........................................          (291)         4,645          6,864
      Other assets ..................................................        (8,753)        (4,635)        (2,312)
      Accounts payable and accrued liabilities ......................        15,954          9,750          4,361
      Deferred revenue ..............................................        39,562          5,670          1,024
                                                                          ---------      ---------      ---------
         Net cash provided by (used in) operating activities ........       (66,401)         4,587         20,863
                                                                          ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net sales (purchases) of marketable securities ....................       (18,332)         7,856        (74,120)
  Cash paid for equity investments ..................................        (4,750)       (17,225)            --
  Issuance of employee loans ........................................        (1,500)          (200)            --
  Acquisitions of property and equipment ............................       (25,366)       (16,093)        (8,086)
  Cash paid in business acquisitions, net of cash acquired ..........       (22,773)        (5,098)        (8,883)
                                                                          ---------      ---------      ---------
         Net cash used in investing activities ......................       (72,721)       (30,760)       (91,089)
                                                                          ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuances of HNC common stock ...................        88,298         50,107         10,536
  Net proceeds from issuances of Retek common stock .................         5,635         84,897             --
  Repurchase of HNC common stock for treasury .......................       (18,616)       (50,383)            --
  Spin-off of Retek subsidiary ......................................       (30,463)            --             --
  Proceeds from sales of receivables ................................        32,585         23,711             --
  Proceeds from repayments of stockholder notes .....................         3,047             --
  Net proceeds from issuance of Convertible Subordinated Notes ......            --             --         96,913
  Repayments of notes payable to stockholders .......................            --             --           (770)
  Repayment of debt and capital lease obligations ...................        (7,367)           (78)          (160)
                                                                          ---------      ---------      ---------
         Net cash provided by financing activities ..................        73,119        108,254        106,519
                                                                          ---------      ---------      ---------
Effect of exchange rate changes on cash .............................        (1,066)            (8)           (94)
                                                                          ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents ................       (67,069)        82,073         36,199
Cash and cash equivalents at beginning of the period ................       136,340         54,267         18,068
                                                                          ---------      ---------      ---------
Cash and cash equivalents at end of the period ......................     $  69,271      $ 136,340      $  54,267
                                                                          =========      =========      =========


          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CHANGES IN
                            STOCKHOLDERS' EQUITY AND
                           COMPREHENSIVE INCOME (LOSS)
                                 (IN THOUSANDS)


                                             COMMON STOCK                TREASURY STOCK                            EARNINGS
                                       ------------------------      ------------------------       PAID-IN      (ACCUMULATED
                                         SHARES         AMOUNT         SHARES         AMOUNT        CAPITAL        DEFICIT)
                                       ---------      ---------      ---------      ---------      ---------     ------------
BALANCE AT DECEMBER 31, 1997 .....        24,538      $      25             --      $      --      $  95,919      $   8,029
Common stock options exercised ...           748              1                                        8,602
Common stock issued under Employee
  Stock Purchase Plan ............            68                                                       1,933
Tax benefit from stock option
  transactions ...................                                                                     7,569
Compensation related to vested
  options in Aptex buy-back ......                                                                     3,346
Unearned stock-based compensation
  expense ........................
Common stock issued for
  acquisition of PCS .............           143                                                       5,088
Common stock issued for
  acquisition of FTI .............           397                                                      14,725
Unrealized gain on marketable
  securities, net of tax .........
Foreign currency translation
  adjustment, net of tax .........
Net income .......................                                                                                   10,452
                                       ---------      ---------      ---------      ---------      ---------      ---------
BALANCE AT DECEMBER 31, 1998 .....        25,894      $      26             --      $      --      $ 137,182         18,481
                                       ---------      ---------      ---------      ---------      ---------      ---------
Purchase of HNC stock for treasury        (2,266)            (2)         2,266        (50,381)
Common stock options exercised ...         1,916              2         (1,384)        30,768         16,418
Common stock issued under Employee
  Stock Purchase Plan ............           115                                                       2,808
Tax benefit from stock option
  transactions ...................                                                                    16,993
Unearned stock-based compensation
  expense ........................                                                                    21,462
Non-cash stock-based compensation
  expense ........................                                                                    10,077
Effect of Retek's initial public
  offering .......................                                                                    69,539
Common stock issued for PCS
  earn-out .......................            45                                                       1,476
Unrealized gain on marketable
  securities, net of tax .........
Foreign currency translation
  adjustment, net of tax .........
Net loss .........................                                                                                   (6,272)
                                       ---------      ---------      ---------      ---------      ---------      ---------
BALANCE AT DECEMBER 31, 1999 .....        25,704      $      26            882      $ (19,613)     $ 275,955      $  12,209
                                       ---------      ---------      ---------      ---------      ---------      ---------
Common stock options exercised ...         3,324              3         (1,026)        32,637         64,340
Purchase of HNC common stock for
  treasury .......................          (250)            --            250        (18,616)
Release of FTI escrow shares into
  treasury .......................           (49)                           49         (1,808)
Common stock issued under Employee
  Stock Purchase Plan ............           106                          (106)         4,149           (974)
Effect of common stock issued
  under Retek Employee Stock
  Purchase Plan ..................                                                                     3,635
Tax benefit from stock option
  transactions ...................                                                                    36,392
Stock-based compensation expense .                                                                     9,217
Retek initial public offering
  costs ..........................                                                                      (243)
Spin-off of Retek subsidiary .....                                                                  (121,571)
Common stock issued in business
  Acquisitions ...................         1,529              1                                      133,200
Effect of Retek common stock
  issued in business acquisition .                                                                     5,432
Effect of Retek common stock
  issued in business alliance ....                                                                     8,010
Common stock issued upon
  conversion of Subordinated
  Notes ..........................         1,872              2                                       82,319
Common stock issued for
  PCS earn-out ...................            50                                                       3,993
Interest accrued on stockholder
  notes ..........................
Repayment of stockholder
  notes ..........................
Unrealized loss on marketable
  securities, net of tax .........
Foreign currency translation
  adjustment, net of tax .........
Net loss .........................                                                                                 (116,418)
                                       ---------      ---------      ---------      ---------      ---------      ---------
BALANCE AT DECEMBER 31, 2000 .....        32,286      $      32             49      $  (3,251)     $ 499,705      $(104,209)
                                       =========      =========      =========      =========      =========      =========


                                      STOCKHOLDER      UNEARNED        OTHER          TOTAL
                                         NOTES        STOCK-BASED   COMPREHENSIVE  STOCKHOLDERS' COMPREHENSIVE
                                       RECEIVABLE    COMPENSATION   INCOME (LOSS)     EQUITY     INCOME (LOSS)
                                      -----------    ------------   -------------  ------------- -------------
BALANCE AT DECEMBER 31, 1997 .....     $      --      $      --      $    (113)     $  103,860     $  17,457
Common stock options exercised ...                                                       8,603
Common stock issued under Employee
  Stock Purchase Plan ............                                                       1,933
Tax benefit from stock option
  transactions ...................                                                       7,569
Compensation related to vested
  options in Aptex buy-back ......                                                       3,346
Unearned stock-based compensation
  expense ........................                       (2,508)                        (2,508)
Common stock issued for
  acquisition of PCS .............                                                       5,088
Common stock issued for
  acquisition of FTI .............                                                      14,725
Unrealized gain on marketable
  securities, net of tax .........                                          47              47            47
Foreign currency translation
  adjustment, net of tax .........                                         (94)            (94)          (94)
Net income .......................                                                      10,452        10,452
                                       ---------      ---------      ---------      ----------     =========
BALANCE AT DECEMBER 31, 1998 .....     $      --      $  (2,508)     $    (160)     $  153,021     $  10,405
                                       ---------      ---------      ---------      ----------     =========
Purchase of HNC stock for treasury                                                     (50,383)
Common stock options exercised ...                                                      47,188
Common stock issued under Employee
  Stock Purchase Plan ............                                                       2,808
Tax benefit from stock option
  transactions ...................                                                      16,993
Unearned stock-based compensation
  expense ........................                      (19,911)                         1,551
Non-cash stock-based compensation
  expense ........................                        1,908                         11,985
Effect of Retek's initial public
  offering .......................                                                      69,539
Common stock issued for PCS
  earn-out .......................                                                       1,476
Unrealized gain on marketable
  securities, net of tax .........                                       2,084           2,084         2,084
Foreign currency translation
  adjustment, net of tax .........                                        (417)           (417)         (417)
Net loss .........................                                                      (6,272)       (6,272)
                                       ---------      ---------      ---------      ----------     =========
BALANCE AT DECEMBER 31, 1999 .....     $      --      $ (20,511)     $   1,507      $  249,573     $  (4,605)
                                       ---------      ---------      ---------      ----------     =========
Common stock options exercised ...       (11,857)                                       85,123
Purchase of HNC common stock for
  treasury .......................                                                     (18,616)
Release of FTI escrow shares into
  treasury .......................                                                      (1,808)
Common stock issued under Employee
  Stock Purchase Plan ............                                                       3,175
Effect of common stock issued
  under Retek Employee Stock
  Purchase Plan ..................                                                       3,635
Tax benefit from stock option
  transactions ...................                                                      36,392
Stock-based compensation expense .                        6,679                         15,896
Retek initial public offering
  costs ..........................                                                        (243)
Spin-off of Retek subsidiary .....                       13,255          1,594        (106,722)
Common stock issued in business
  Acquisitions ...................                                                     133,201
Effect of Retek common stock
  issued in business acquisition .                                                       5,432
Effect of Retek common stock
  issued in business alliance ....                                                       8,010
Common stock issued upon
  conversion of Subordinated
  Notes ..........................                                                      82,321
Common stock issued for
  PCS earn-out ...................                                                       3,993
Interest accrued on stockholder
  notes ..........................          (239)                                         (239)
Repayment of stockholder
  notes ..........................         3,047                                         3,047
Unrealized loss on marketable
  securities, net of tax .........                                      (2,112)         (2,112)       (2,112)
Foreign currency translation
  adjustment, net of tax .........                                      (1,066)         (1,066)       (1,066)
Net loss .........................                                                    (116,418)     (116,418)
                                       ---------      ---------      ---------      ----------     =========
BALANCE AT DECEMBER 31, 2000 .....     $  (9,049)     $    (577)     $     (77)     $  382,574     $(119,596)
                                       =========      =========      =========      ==========     =========

                                HNC SOFTWARE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- HNC SOFTWARE INC. AND OUR SIGNIFICANT ACCOUNTING POLICIES

HNC Software Inc.

        We develop, market, and support innovative predictive software solutions for leading service industries. These intelligent decision management solutions employ proprietary neural-network predictive decision engines, profiles, traditional statistical modeling, business models, expert rules and/or context vector technology to convert existing data and business experiences into meaningful recommendations and actions. We currently serve the financial services, insurance, telecommunications and e-business markets.

Principles of Consolidation and Basis of Presentation

        Our consolidated financial statements include our assets, liabilities, and results of operations, as well as those of our wholly-owned subsidiaries and Retek Inc. ("Retek"), which was a majority-owned subsidiary prior to its spin-off in September 2000. The ownership of other interest holders in Retek was reflected as minority interest. All significant inter-company balances and transactions have been eliminated.

        The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Certain prior year amounts have been reclassified to conform to the current year presentation.

Revenue Recognition

        Software revenue is recognized upon meeting all of the following criteria: execution of a written license agreement, contract or purchase order; delivery of software and/or authorization keys; the license fee is fixed and determinable; and collectibility of the proceeds is assessed as being probable. For multiple-element agreements, total fees are allocated to each element based on vendor-specific objective evidence of fair value or using the residual method when applicable. Allocated fees are recognized separately for each element when it is delivered, providing other criteria referenced above are met. Vendor-specific objective evidence is generally based on the price charged when an element is sold separately, or if not yet sold separately, is established by authorized management. For perpetual license and maintenance arrangements, vendor-specific objective evidence for maintenance services is determined based on contractual renewal rates for those services. For term license and maintenance arrangements, vendor-specific objective evidence for maintenance services is also determined based on contractual renewal rates for those services, and license and maintenance fees are unbundled only if the maintenance term and renewal rates are considered to be substantive.

        Revenue from perpetual and short-term periodic licenses of our software is generally recognized upon delivery. Transactional-based license fees under software license arrangements are recognized as revenue based on system usage or when fees based on system usage exceed monthly minimum license fees.

        Software maintenance fees are recognized as revenue ratably over the maintenance periods.

        Revenue from software installation and implementation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Contract losses are recorded as a charge to operations in the period any losses are first identified. Unbilled accounts receivable are stated at estimated realizable value.

        Transactional-based fees under network service or internally hosted software arrangements are recognized as revenue based on system usage or when fees based on system usage exceed monthly minimum license fees. Installation or setup fees associated with network service and internally hosted software agreements are recognized ratably over the longer of the customer contract period or estimated life of the customer relationship.

        Amounts received under contracts in advance of performance are recorded as deferred revenue and are generally recognized within one year from receipt.

Statement of Operations Data

        Within our statement of operations, components of operating expenditures in 2000 and 1999 include stock-based compensation expense and non-recurring expenses related to our spin-off of Retek that have been classified as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                                     2000         1999
                                                   -------      -------
STOCK-BASED COMPENSATION EXPENSE:
  License and maintenance ...................      $ 2,658      $   280
  Services and other ........................        2,548          354
  Research and development ..................        4,167        1,121
  Sales and marketing .......................       10,629          441
  General and administrative ................        1,668        9,789
                                                   -------      -------
                                                   $21,670      $11,985
                                                   =======      =======

EXPENSE RELATED TO SPIN-OFF OF RETEK:
  License and maintenance ...................      $ 6,086
  Services and other ........................        6,603
  Research and development ..................        5,770
  Sales and marketing .......................       12,880
  General and administrative ................       16,846
                                                   -------
                                                   $48,185
                                                   =======

Cash and Cash Equivalents

        Cash and cash equivalents include amounts on deposit with financial institutions and investments in money market accounts and commercial paper purchased with maturities of three months or less from the date of purchase. The carrying amounts of cash and cash equivalents approximate fair value because of the short-term maturities of these financial instruments.

Marketable Securities

        Management determines the appropriate classification of our investments in marketable debt and equity securities at the time of purchase, and re-evaluates this designation at each balance sheet date. We have classified all of our marketable securities as "available for sale" and carry them at fair value with unrealized gains or losses related to these securities included in other comprehensive income (loss). Realized gains and losses on the sale of investments available for sale are determined using the specific identification method. Losses resulting from other than temporary declines in fair value are charged to operations.

Equity Investments

        Our investments in equity securities of companies over which we do not have significant influence, are accounted for under the cost method. We use the equity method to account for our investments in entities over which we have a voting interest of 20% to 50%, or over which we otherwise have the ability to exercise significant influence. Under the equity method, the investment is originally recorded at cost and adjusted to recognize our share of net earnings or losses of the investee, limited to the extent of our investment in, advances to, and financial guarantees for the investee. At December 31, 2000, all of our equity investments in other entities were accounted for under the cost method.

Sales of Receivables

        From time to time, we enter into agreements to sell an undivided interest in specifically identified trade accounts receivable. We sell these trade accounts receivable to a financial institution for a fee, based principally upon defined short-term market rates. Once sold, these receivables are not included in our trade accounts receivable balance on our consolidated balance sheet. During 2000 and 1999, we sold $32,585 and $23,711 of receivables, respectively. We did not sell any receivables during 1998. Fees that we paid related to receivables sold totaled $430 and $364 during 2000 and 1999, respectively, and are included in interest expense in our consolidated statement of operations.

Property and Equipment

        Property and equipment are recorded at cost less accumulated depreciation and amortization. Major renewals and improvements are capitalized, while repair and maintenance costs are expensed as incurred. Depreciation and amortization charges are calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Depreciation and amortization expense related to property and equipment totaled $11,753, $8,215, and $6,102 during 2000, 1999, and 1998, respectively. The cost and accumulated depreciation for property and equipment sold, retired or otherwise disposed of are relieved from the accounts, and resulting gains or losses are recorded in operations.

Intangible Assets

        Intangible assets include goodwill, acquired software development costs, customer base, assembled work force, covenants not to compete, and trademarks. These assets resulted from our acquisitions accounted for under the purchase method of accounting (see Note 3). Amortization expense related to intangible assets totaled $42,372, $8,560, and $3,203 during 2000, 1999, and 1998, respectively. We amortize these assets using the straight-line method over their estimated useful lives as follows:

                                                              ESTIMATED
                                                             USEFUL LIFE
                                                             ------------
Goodwill................................................     3 to 5 years
Software development costs..............................     3 to 5 years
Customer base...........................................     3 to 5 years
Assembled work force....................................     3 to 5 years
Covenants not to compete................................     2 to 3 years
Trademarks..............................................          5 years

We continually review the events and circumstances related to the financial performance and economic environment of the Company for factors that would provide evidence of the impairment of enterprise-level goodwill. If such factors exist, suggesting impairment, we use the market value method to determine the extent of the impairment.

Software Development Costs

        Development costs of software to be licensed or sold that are incurred from the time technological feasibility is established until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through December 31, 2000, no significant development costs were incurred after technological feasibility was reached.

Internal-Use Software

        Costs incurred to develop internal-use software during the application development stage are also capitalized and reported at the lower of cost or net realizable value. Application development stage costs generally include costs associated with internal-use software configuration, coding, installation and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized whereas costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred.

Long-lived Assets

        We assess potential impairments to our long-lived and intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset's carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to operations.

During 2000, we recorded an impairment charge of $1,172 related to the abandonment of a lease and associated property and equipment. The impairment charge consisted of the write-off of the remaining net book value of abandoned property and equipment that was deemed to have insignificant remaining value at the time of disposal, as well as charges associated with future facility lease cash obligations, net of estimated sublease income as determined through consultation with an independent lease broker. Estimated lease brokerage fees were also included in this charge. No impairment charges were recorded in 1999 or 1998.

Income Taxes

        Current income tax expense is the amount of income taxes expected to be payable for the current year, prior to the recognition of benefits from stock option deductions. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carry-forwards. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns. Tax rate changes and tax credit reinstatements are reflected in income during the period the changes are enacted.

Stock-Based Compensation

        We measure compensation expense for our employee stock-based compensation awards using the intrinsic value method, and provide pro forma disclosures of net income (loss) and net income (loss) per common share as if a fair value method had been applied. Therefore, compensation cost for employee stock awards is measured as the excess, if any, of the fair value of our common stock at the grant date over the amount an employee must pay to acquire the stock. Compensation expense is amortized over the related service periods using the accelerated methodology prescribed by Financial Accounting Standards Board Interpretation No. 28. Compensation expense for awards that are forfeited is reversed against compensation expense in the period of forfeiture.

        Stock-based awards issued to non-employees are accounted for using a fair value method and are marked to fair value at each period end until the earlier of the date at which a performance commitment has been obtained or the awards are fully vested. Fair value of stock-based awards is determined using the Black-Scholes option pricing model with weighted average assumptions for dividend yield, risk-free interest rate, expected volatility, and contractual life.

Net Income (Loss) Per Common Share

        Basic net income (loss) per common share is computed as net income
(loss) divided by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed as net income (loss) divided by the weighted average number of common shares and dilutive potential common shares outstanding during the period, using the treasury stock method. The computation for basic and diluted net income (loss) per share is as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------
                                                                              2000            1999           1998
                                                                           ---------       ---------       ---------
NET INCOME (LOSS) USED:
 Net income (loss) used in computing basic and diluted net
 income (loss) per common share .....................................      $(116,418)      $  (6,272)      $  10,452
                                                                           =========       =========       =========
SHARES USED:
Weighted average common shares outstanding used in computing
  basic net income per common share .................................         28,529          24,969          25,362
Weighted average options to purchase common stock as
 determined by application of the treasury stock method ..............            --              --           1,227
Additional common shares issued for PCS acquisition earn-out ........             --              --              23
Employee Stock Purchase Plan common stock equivalents ...............             --              --              38
                                                                           ---------       ---------       ---------
Shares used in computing diluted net income per common share ........         28,529          24,969          26,650
                                                                           =========       =========       =========

        The conversion of our 4.75% Convertible Subordinated Notes (see Note 9) outstanding during 2000, 1999 and 1998, into 3,512, 2,230 and 1,834 common shares, respectively, were not included in the computation of diluted net income
(loss) per common share, as their effect in such periods would be anti-dilutive.

        For 2000 and 1999, weighted average options to purchase 2,064 and 6,491 shares of common stock, respectively, and Employee Stock Purchase Plan common stock equivalents of 196 and 56 shares of common stock, respectively, were not included in the computation of diluted net loss per common share as their effect in these periods would be anti-dilutive.

Foreign Currency Translation

        The financial statements of our international operations have been translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of other comprehensive income
(loss). Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than our entity's local currency) are recorded in operations.

Comprehensive Income (Loss)

        Comprehensive income (loss) is the change in our equity (net assets) during each period from transactions and other events and circumstances from non-owner sources. It includes net income

(loss), foreign currency translation adjustments and unrealized gains and losses, net of tax, on our investments in marketable securities.

Concentration of Risk

        Our financial instruments that potentially expose us to concentrations of risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable, which are generally not collateralized. Our policy is to place our cash, cash equivalents, and marketable securities with high credit quality financial institutions, commercial companies and government agencies in order to limit the amount of credit exposure. We enter into software license and installation agreements and commercial development contracts primarily with large customers in the services industries (financial, insurance and telecommunications). We do not require collateral from our customers, but our credit extension and collection policies include analyzing the financial condition of potential customers, establishing credit limits, monitoring payments, and aggressively pursuing delinquent accounts. We maintain allowances for potential credit losses.

Segment Reporting

        Our operating segments are presented consistently with the way that our management organizes and evaluates financial information for making internal operating decisions and assessing performance. Certain prior year segment information has been reclassified to conform to the current year presentation.

Advertising and Promotion Costs

        Advertising and promotion costs are expensed as incurred. Advertising and promotion costs totaled $8,006, $3,651 and $1,791 in 2000, 1999 and 1998, respectively, and are included in sales and marketing expense in our consolidated statement of operations.

New Accounting Pronouncements

        In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. In July 1999, the FASB issued Statement of Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133" which deferred the adoption requirement until the first quarter of 2001. We adopted this new accounting standard effective January 1, 2001. The adoption of FAS 133 in the first quarter of 2001 is not expected to have a significant impact on our consolidated financial position, results of operations or disclosures.

        In September 2000, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS 140"), which replaces Statement of Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of

Liabilities." FAS 140 revises the standards for accounting and disclosures for securitizations and other transfers of financial assets and collateral. The primary provisions of this statement are effective for us in the second quarter of 2001. We have not yet determined the impact, if any, that this statement will have on our consolidated financial position or results of operations.

NOTE 2 -- INITIAL PUBLIC OFFERING AND SPIN-OFF OF RETEK INC.

        On September 10, 1999, Retek filed a registration statement with the Securities and Exchange Commission relating to an initial public offering of Retek's common stock. The offering was consummated in November 1999. In the offering, Retek sold 6,325 shares of its common stock. Prior to the offering, we transferred to Retek all of the shares of our wholly owned subsidiary, Retek Information Systems, Inc.

        On August 7, 2000, HNC's board of directors declared a dividend of all of the shares of Retek common stock held by HNC, or 40,000 shares, to complete the spin-off of our Retek subsidiary. We received a private letter ruling from the Internal Revenue Service that HNC's dividend of its shares of Retek common stock would be tax-free to HNC and our stockholders for U.S. federal income tax purposes. This dividend was paid on September 29, 2000 to all HNC stockholders of record as of September 15, 2000 using a distribution ratio of approximately
1.243 shares of Retek common stock for each share of HNC common stock held. Cash was paid in lieu of fractional shares. The shares of Retek common stock that we distributed in the Retek spin-off constituted all the Retek shares owned by HNC and represented approximately 83.9% of Retek's outstanding shares as of the September 29, 2000 distribution date. As a result of our distribution of our Retek common shares, Retek is no longer affiliated with HNC. In connection with this spin-off, we eliminated net assets totaling $121,213 from our consolidated balance sheet, including cash and cash equivalents of $30,463. Additionally, we eliminated the minority interest associated with Retek of $14,491 and net equity totaling $106,722.

        In connection with the spin-off of our Retek subsidiary, we accelerated the vesting of 25 percent of the outstanding HNC stock options that would have been unvested as of the September 15, 2000 record date in order to afford our option holders the opportunity to participate in receipt of the dividend. Additionally, we offered option holders the opportunity to exercise a portion of their vested options prior to the record date through the issuance of secured, full recourse promissory notes payable to HNC (the "Stockholder Notes"). The Stockholder Notes bear interest at the rate of 10.0% per annum, and are collateralized by the underlying shares of stock. Loans totaling $11,857 were originally extended to option holders. At December 31, 2000, stockholder notes receivable totaled $9,049, net of repayments, and have been recorded as a reduction to stockholders' equity. In connection with the Retek dividend, we also adjusted the exercise price of all HNC stock options that were outstanding immediately following payment of the dividend. The adjusted stock option exercise prices were calculated by multiplying the pre-dividend option exercise price by the price of HNC common stock immediately after payment of the dividend, and dividing that product by the price of HNC common stock immediately before payment of the dividend. The vesting acceleration of HNC stock options and the adjustment to HNC stock option exercise prices that were greater than the closing price of HNC common stock on September 29, 2000 resulted in stock-based compensation charges (see Note 13).

        Because the adjustment to the exercise price of HNC options described above was less than the change in value of unvested HNC stock options resulting from the Retek distribution, we paid cash bonuses to employees and directors who held unvested stock options as of the record date, and recorded a related charge to operations in the amount of $40,427. These bonuses were paid out in October 2000 and January 2001.

NOTE 3 -- ACQUISITIONS

        In September 2000, we acquired all of the outstanding stock and other securities of Systems/Link Corporation ("Systems/Link") in exchange for the issuance of 634 shares of our common stock, including 40 underlying shares associated with stock options we exchanged, and $5,512 in cash. We placed 142 of the shares issued and $1,275 of the cash portion of the purchase price into escrow, to secure indemnification obligations of the former Systems/Link stockholders. Systems/Link is a software developer that creates data management solutions for large telecommunications companies, providing applications for real-time data collection, call detail record exchange, fraud control and prepaid services to carriers. We applied the purchase method of accounting for the acquisition of Systems/Link, which resulted in a purchase price of $42,549. The excess of this amount over the net liabilities assumed was $56,416, of which $55,686 was allocated to intangible assets, including goodwill, and $730 was allocated to in-process research and development.

        In September 2000, we acquired all of the outstanding stock and other securities of CardAlert Services, Inc. ("CardAlert") in exchange for the issuance of 208 shares of our common stock. We placed 42 of the shares issued into escrow to secure indemnification obligations of the former CardAlert stockholders. CardAlert provides ATM and debit card risk management services to domestic financial institutions and debit card networks. We applied the purchase method of accounting for the acquisition of CardAlert, which resulted in a purchase price of $12,608. The excess of this amount over the net liabilities assumed was $12,976, of which $12,555 was allocated to intangible assets, including goodwill, and $421 was allocated to in-process research and development.

        In May 2000, Retek acquired all of the outstanding stock and other securities of HighTouch Technologies, Inc. ("HighTouch") in exchange for the issuance of 389 shares of Retek's common stock and $18,000 in cash. HighTouch is a provider of customized software and services relating to customer relationship management. Retek applied the purchase method of accounting for the acquisition of HighTouch, which resulted in a purchase price of $26,308. The excess of this amount over the net liabilities assumed was $30,558, of which $26,558 was allocated to intangible assets, including goodwill, and $4,000 was allocated to in-process research and development.

        In April 2000, we acquired all of the outstanding stock and other securities of Celerity Technologies, Inc. ("Celerity") in exchange for the issuance of 220 shares of our common stock and $2,400 in cash. We placed 33 of the shares issued into escrow to secure indemnification obligations of the former Celerity shareholders. Celerity develops and markets electronic data interchange solutions for the workers' compensation industry. We applied the purchase method of accounting for the acquisition of Celerity, which resulted in a purchase price of $18,591. The excess of this amount over the net liabilities assumed was $20,769, of which $19,719 was allocated to intangible assets, including goodwill and $1,050 was allocated to in-process research and development.

        In March 2000, we acquired all of the outstanding stock and other securities of Onyx Technologies, Inc. ("Onyx") in exchange for the issuance of 382 shares of our common stock, including 30 underlying shares associated with stock options we exchanged, and $1,500 in cash. We placed 105 of the shares issued and $450 of the cash portion of the purchase price into escrow to secure indemnification obligations of the former Onyx shareholders. During September 2000 and March 2001, we released from escrow without claim a total of 70 shares of our common stock and $300 in cash. The remaining 35 shares and $150 in cash are scheduled to be released from escrow in September 2001 and March 2002. Onyx is a provider of online data access and customer acquisition analysis for telecommunications, financial and retail service companies. We applied the purchase method of accounting for the acquisition of Onyx, which resulted in a purchase price of $49,555, of which $3,500 represented our initial 1999 investment in Onyx. The excess of this amount over the net liabilities assumed of $51,163 was allocated to intangible assets, including goodwill.

        In March 2000, we acquired all of the outstanding stock and other securities of the Center for Adaptive Systems Applications, Inc. ("CASA") in exchange for the issuance of 226 shares of our common stock, including 80 underlying shares associated with stock options we exchanged. CASA is an advanced analytics solutions company that develops and markets account optimization and precision marketing solutions. We placed 38 of the shares issued into escrow to secure indemnification obligations of the former CASA stockholders. We applied the purchase method of accounting for the acquisition of CASA, which resulted in a purchase price of $23,756. The excess of this amount over the net liabilities assumed was $27,260, of which $25,860 was allocated to intangible assets, including goodwill, and $1,400 was allocated to in-process research and development.

        In March 2000, we acquired all of the outstanding stock and other securities of Adaptive Systems Applications, Inc. ("AIM") in exchange for 9 shares of our common stock, including 0.4 underlying shares associated with stock options we exchanged. AIM provides marketing process automation, campaign execution software, and client-to-vendor data management to direct marketers of enhancement services. We applied the purchase method of accounting for the acquisition of AIM, which resulted in a purchase price of $1,656, of which $750 represents our initial 1999 investment in AIM. The excess of this amount over the net liabilities assumed of $1,785 was allocated to intangible assets, including goodwill.

        In October 1999, Retek acquired WebTrak Limited ("WebTrak") for a cash payment of $5,333 and the issuance of a $2,667 convertible note, which was subsequently converted into shares of Retek common stock. WebTrak is a United Kingdom company that develops, markets and sells business-to-business products that enable users to publish and share a critical path on the Internet, and allow Web-based collaboration to improve the new product design and development process. The application of the purchase method of accounting for the acquisition resulted in an excess of cost over net liabilities assumed of $8,131, of which $6,651 was allocated to intangible assets, including goodwill, and $1,480 was allocated to in-process research and development.

        In March 1998, we acquired Practical Control Systems Technologies, Inc. ("PCS"; renamed Retek Logistics, Inc.) in exchange for 143 shares of our common stock, 14 shares of which were placed into escrow to secure indemnification obligations of the former PCS stockholders, plus the contingent right, subject to the achievement of certain financial objectives during 1998 and 1999, to receive additional shares of our common stock. During 1999, the escrow shares were released without claim. Additionally, we issued 45 shares in 1999 and 50 shares in 2000, related to the PCS' achievement of financial objectives during 1998 and 1999, respectively. PCS is a supplier of fully integrated distribution center management software products that address the distribution needs of the retail, wholesale and manufacturing industries. The application of the purchase method of accounting for the acquisition resulted in an excess of cost over net liabilities assumed of $9,530, of which $7,780 was allocated to intangible assets, including initial goodwill and additional goodwill recorded as a result of the contingent shares issued, and $1,750 was allocated to in-process research and development.

        In April 1998, we acquired Financial Technology Inc. ("FTI"; renamed HNC Financial Solutions, Inc.) in exchange for the issuance of 397 shares of our common stock, 97 of which were placed in escrow to secure indemnification obligations of the former FTI stockholders, and a cash payment of $1,500. FTI develops and markets profitability measurement and decision-support software products and related support services to banks and other similar financial institutions. The application of the purchase method of accounting for the acquisition resulted in an excess of cost over net liabilities assumed of $19,186, of which $16,186 was allocated to intangible assets, including goodwill, and $3,000 was allocated to in-process research and development. In May 2000, we entered into a settlement agreement with the former FTI stockholders pertaining to the release and distribution of the 97 shares of our common stock that were placed into escrow to secure potential indemnification obligations. In accordance with this settlement agreement, one-half of the escrow shares were released to us and placed into treasury while the remaining escrow shares were released to the former FTI shareholders, representing a full and complete release of the former FTI shareholders' contractual indemnification obligations to us.

        In June 1998, we acquired the Advanced Telecommunications Abuse Control System ("ATACS") product line in exchange for $4,750 in cash. ATACS is a fraud-management software solution for wire-line, wireless and Internet telecommunication service providers. The application of the purchase method of accounting for the acquisition resulted in an excess of cost over net liabilities assumed of $4,932, of which $3,592 was allocated to intangible assets, including goodwill, and $1,340 was allocated to in-process research and development.

        During the fourth quarter of 1998, we acquired the outstanding minority shares of Aptex Software Inc. ("Aptex"). Pursuant to the merger and related transactions, we acquired the outstanding stock held by Aptex employees for $5,321 in cash, and exchanged all outstanding Aptex stock options into options to purchase 380 shares of our common stock. As a result of this merger, we incurred a one-time charge to operations of $2,459 and recorded unearned stock-based compensation of $2,508. The application of the purchase method of accounting to this transaction resulted in an excess of cost over net assets acquired, of which $3,788 was allocated to intangible assets, including goodwill.

        In-process research and development recorded in connection with the above-mentioned purchase transactions represents the present value of the estimated after-tax cash flows expected to be generated by purchased technologies which, as of the acquisition dates, had not yet reached technological feasibility. The cash flow projections for revenues were based on estimates of relevant market sizes and growth factors, expected industry trends, the anticipated nature and timing of new product introductions, product sales cycles and the estimated life of each product's underlying technology. Estimated operating expenses and income taxes were deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include costs of revenues, marketing and selling expenses, general and administrative expenses, and research and development, including estimated costs to maintain the products once they have been introduced into the market and are generating revenue. We made our assessment of whether acquired technologies in these acquisitions were complete or under development in accordance with the guidelines prescribed by Statement of Financial Accounting Standards No. 86, Statement of Financial Accounting Standards No. 2, and Financial Accounting Standards Board Interpretation No. 4.

        The following table summarizes in the aggregate, for all purchase acquisitions during 2000, 1999 and 1998, the goodwill and identified intangible assets recorded:

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                     2000          1999          1998
                                                   --------      --------      --------
GOODWILL ....................................      $131,499      $     61      $ 21,770
                                                   --------      --------      --------
INTANGIBLE ASSETS:
  Acquired software development costs .......        40,834         4,940         6,604
  Customer base .............................         9,938           180         1,197
  Assembled Workforce .......................         6,633           240           866
  Other .....................................         4,422         1,230           909
                                                   --------      --------      --------
                                                     61,827         6,590         9,576
                                                   --------      --------      --------

TOTAL .......................................      $193,326      $  6,651      $ 31,346
                                                   ========      ========      ========

        The unaudited pro forma results of operations below present the impact on our results of operations as if the Systems/Link, CardAlert, HighTouch, Celerity, Onyx, CASA and AIM acquisitions had occurred on January 1, 1999, and as if the WebTrak, PCS, FTI and Aptex acquisitions had occurred on January 1, 1998, instead of on their respective acquisition dates:

                                                              YEAR ENDED DECEMBER 31,
                            ------------------------------------------------------------------------------------------
                                        2000                             1999                           1998
                            ---------------------------       -------------------------       ------------------------
                                              PROFORMA                         PRO FORMA                     PRO FORMA
                            HISTORICAL        COMBINED        HISTORICAL       COMBINED       HISTORICAL     COMBINED
                            ----------       ----------       ----------      ---------       ----------     ---------
                                             (UNAUDITED)                      (UNAUDITED)            (UNAUDITED)
Total revenues ..........   $  254,884       $  270,192       $ 216,889       $ 239,690       $ 178,608      $ 181,048
Total net income
  (loss) ................     (116,418)        (121,344)         (6,272)         (6,868)         10,452          8,577
Basic net income
   (loss) per share .....   $    (4.08)      $    (4.03)      $   (0.25)      $   (0.26)      $    0.41      $    0.34
Diluted net income
  (loss) per share ......   $    (4.08)      $    (4.03)      $   (0.25)      $   (0.26)      $    0.39      $    0.32

NOTE 4 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                           DECEMBER 31,
                                                                     -----------------------
                                                                       2000           1999
                                                                     --------       --------
Trade accounts receivable, net:
  Billed ......................................................      $ 41,860       $ 56,738
  Unbilled ....................................................         5,593         13,890
                                                                     --------       --------
                                                                       47,453         70,628
Less allowance for doubtful accounts and sales returns ........        (3,597)        (6,439)
                                                                     --------       --------
                                                                     $ 43,856       $ 64,189
                                                                     ========       ========

        Unbilled accounts receivable represent revenue recorded in excess of amounts billable pursuant to contract provisions and generally become billable at contractually specified dates or upon the attainment of milestones. Unbilled amounts are expected to be realized within one year. During 2000, 1999, and 1998, we reserved $6,505, $5,112, and $3,172, wrote off $3,661, $1,049, and
$3,917 and recovered $104, $0, and $79 of our allowance for doubtful accounts and sales returns. Additionally, in connection with the spin-off of Retek on September 29, 2000, we removed Retek's allowance for doubtful accounts and sales returns of $5,787 from our consolidated balance sheet.

                                                                   DECEMBER 31,
                                                            -------------------------
                                                               2000            1999
                                                            ---------       ---------
Property and equipment, net:
  Computer equipment and software ....................      $  34,389       $  28,320
  Furniture and fixtures .............................          8,312          11,397
  Leasehold improvements .............................          4,897           3,585
                                                            ---------       ---------
                                                               47,598          43,302
Less accumulated depreciation and amortization .......        (26,772)        (21,083)
                                                            ---------       ---------
                                                            $  20,826       $  22,219
                                                            =========       =========
Goodwill, net:
  Goodwill ...........................................        126,053          22,740
  Less accumulated amortization ......................        (29,243)         (5,460)
                                                            ---------       ---------
                                                            $  96,810       $  17,280
                                                            =========       =========
Intangible assets, net:
  Acquired software development costs ................         41,538          14,532
  Customer base ......................................          9,935           1,377
  Assembled work force ...............................          6,779           1,106
  Other ..............................................          4,266           2,234
                                                            ---------       ---------
                                                               62,518          19,249
  Less accumulated amortization ......................        (14,996)         (7,461)
                                                            ---------       ---------
                                                            $  47,522       $  11,788
                                                            =========       =========
Accounts payable and accrued liabilities:
Accounts payable .....................................      $   5,712       $   9,867
Accrued payroll and related benefits .................         16,539          12,572
Accrued interest payable .............................            260           1,583
Accrued external costs related to spin-off ...........          6,913              --
Income taxes payable .................................          2,662              45
Other ................................................          6,589           5,982
                                                            ---------       ---------
                                                            $  38,675       $  30,049
                                                            =========       =========

        The carrying amounts of accrued liabilities approximate fair value because of the short-term maturities of these financial instruments.

NOTE 5 -- MARKETABLE SECURITIES

        At December 31, 2000 and 1999, the amortized cost and estimated fair value of marketable securities available for sale were as follows:

                                                     DECEMBER 31, 2000
                                       -----------------------------------------------
                                       AMORTIZED   UNREALIZED    UNREALIZED     FAIR
                                          COST        GAINS        LOSSES       VALUE
                                       ---------   ----------    ----------    -------
U.S. government and
  federal agencies ...............      $59,841      $    13      $    --      $59,854
U.S. corporate debt ..............       30,765          111           --       30,876
U.S. corporate equity ............          250           --           --          250
Foreign corporate debt ...........        2,500            2           --        2,502
                                        -------      -------      -------      -------
                                        $93,356      $   126           --      $93,482
                                        =======      =======      =======      =======


                                                        DECEMBER 31, 1999
                                       -----------------------------------------------------
                                       AMORTIZED     UNREALIZED     UNREALIZED        FAIR
                                          COST         GAINS          LOSSES          VALUE
                                       ---------     ----------     ----------      --------
U.S. government and
  federal agencies ...............      $ 62,233      $     --       $    (54)      $ 62,179
U.S. corporate debt ..............        22,415            --           (109)        22,306
U.S. corporate equity ............         3,000         3,810             --          6,810
Foreign corporate debt ...........         6,484            --            (38)         6,446
                                        --------      --------       --------       --------
                                        $ 94,132      $  3,810       $   (201)      $ 97,741
                                        ========      ========       ========       ========

        During the fourth quarter of 2000, we assessed the impairment in value of our $3,000 investment in Network Commerce Inc. (See Note 6) to be other than temporary and, accordingly, we wrote this investment down to $250 as of December 31, 2000, representing the aggregate fair value of our investment in this entity based on the closing market price of this publicly traded security on December 31, 2000. As a result of this write-down, we recorded a loss of $2,750 that is included in other expense, net in our statement of operations. As of December 31, 1999, we had recorded an unrealized gain of $3,810 related to our investment in this entity. No significant gains or losses were realized on our investments during 1999 or 1998.

        At December 31, 2000 and 1999, all foreign corporate debt investments were denominated in U.S. dollars.

NOTE 6 -- EQUITY INVESTMENTS

        In July 2000, we became a limited partner in Azure Capital Partners Venture Fund, a venture capital investment management fund, through an initial investment of $2,250. We have committed to invest an additional $2,750 into this fund during 2001. Our commitment to this fund will not exceed 2% of total fund ownership. This investment is being accounted for using the cost method.

        In July 2000, we invested $1,000 to purchase an approximate 4% interest in Burning Glass Technologies, LLC, a privately held developer of statistical and predictive technologies for use in the employment marketplace. This investment is being accounted for using the cost method.

        In March 2000, we invested $1,500 to maintain our approximate 6% ownership interest in Open Solutions Inc. ("OSI"). In April 1999, we had previously invested $6,000 to purchase an approximate 6% interest in OSI. OSI is a developer of client/server core data processing solutions for community banks and credit unions. This investment is being accounted for using the cost method.

        In October 1999, we invested $3,500 to purchase an approximate 13% interest in Onyx Technologies, Inc. ("Onyx"), a provider of online data access and customer acquisition analysis for telecommunications, financial and retail service companies. In March 2000, we acquired Onyx (see Note 3).

        In June 1999, we invested $3,000 to purchase an approximate 1% interest in Network Commerce Inc. ("Network Commerce"; formerly ShopNow.com Inc.), an e-commerce company that helps customers and merchants buy and sell merchandise online. In September 1999, Network Commerce became a public company. As a result, we reclassified our investment in Network Commerce in our consolidated balance sheet to a short-term available for sale investment classification (see
Note 5).

        In July 1999, we invested $2,000 to purchase an approximate 16% interest in KeyLime Software Inc., a privately held software company specializing in the development of certain data mining technologies. This investment is accounted for using the cost method.

        In March 1999, we invested $2,000 to purchase an approximate 3% interest in Qpass Inc., a Web-wide transaction and customer service network enabling commerce in digital goods and services. This investment is accounted for using the cost method.

        In March 1999, we invested $750 to purchase an approximate 16% interest in AIM Solutions, Inc. ("AIM"), a company that provides marketing process automation, campaign execution software, and client-to-vendor data management to direct marketers of enhancement services. In March 2000, we acquired AIM (see
Note 3).

NOTE 7 -- CREDIT AGREEMENT

        We have a Credit Agreement with a bank that provides for a $15,000 revolving line of credit through July 11, 2001. During 2000 and 1999, we had no amounts outstanding under this revolving line of credit. The agreement contains covenants that restrict our ability to pay cash dividends and make loans, advances or investments without the bank's consent. As of December 31, 2000, we were in compliance with all covenants under this agreement. Borrowings under this agreement bear interest at LIBOR plus 0.5%, which is payable monthly. The applicable interest rate was 7.06% at December 31, 2000.

NOTE 8 -- OPERATING LEASES

        At December 31, 2000, we are obligated through 2007 under non-cancelable operating leases for our facilities and equipment as follows:

                                                   NET           FUTURE
                             FUTURE MINIMUM   LESS SUBLEASE   MINIMUM LEASE
                             LEASE PAYMENTS      INCOME         PAYMENTS
                             --------------   -------------   -------------
2001 ....................       $  7,546        $   (283)       $  7,263
2002 ....................          7,052              --           7,052
2003 ....................          5,007              --           5,007
2004 ....................          2,377              --           2,377
2005 ....................          1,832              --           1,832
After 2005 ..............            622              --             622
                                --------        --------        --------
                                $ 24,436        $   (283)       $ 24,153
                                ========        ========        ========

        Our corporate headquarters lease provides for scheduled rent increases and an option to extend the lease for five years with changes to the terms of the lease agreement and a refurbishment allowance. Rent expense under operating leases totaled $9,075, $6,172 and $3,689 during 2000, 1999, and 1998, respectively, net of sublease income of $555, $1,286, and $1,029, respectively.

NOTE 9 -- CONVERTIBLE SUBORDINATED NOTES

        In March 1998, we completed an offering of $100,000 of 4.75% Convertible Subordinated Notes (the "Notes"), due on March 1, 2003, which we fully and unconditionally guaranteed. The Notes were originally convertible into our common stock at any time prior to the close of business on the maturity date at a conversion rate of 22.30 shares per $1,000 principal amount of the Notes (equivalent to a conversion price of $44.85 per share). We also had the right to redeem the Notes, in whole or in part, on or after March 6, 2001, at redemption prices (plus accrued interest), as follows: a premium of 101.9 after one year,
100.95 after two years, and at par as of the third year. This offering resulted in net proceeds to us of $97,000 after the payment of underwriters' commissions but before the deduction of offering expenses. Debt issuance costs were recorded at cost and are being amortized using the straight-line method, which approximates the effective interest-method, over the life of the Notes.

        During 2000, $83,643 of the Notes were converted into HNC common stock at a conversion rate of 22.30 shares per $1,000 principal amount of the Notes (equivalent to a conversion price of $44.85 per share). In connection with these note conversions, we issued 1,872 shares of our common stock. Additionally, we paid $12,676 million in conversion premiums to the converting note holders, which we recorded as a debt conversion charge. As of December 31, 2000, $16,357 of the Notes remained outstanding. In connection with the spin-off of our Retek subsidiary, the indenture governing the Notes required an adjustment to the conversion price of the remaining outstanding Notes. This conversion price was based upon a formula that calculated an adjusted conversion rate using the relative per common share values of HNC and Retek as of the date of the spin-off. As a result of this adjustment, the remaining Notes became convertible into our common stock at a conversion rate of 100.20 shares per $1,000 principal amount of the Notes

(equivalent to a conversion price of $9.98 per share). As discussed in Note 15, the remaining outstanding Notes were converted into our common stock in March 2001.

        The fair value of the Notes at December 31, 2000 was estimated to be $48,657, calculated based upon the fair value of the underlying shares of HNC common stock that the Notes were convertible into as of this date based upon the revised conversion rate.

        Cash amounts paid for interest related to the Notes totaled $4,750, $4,750, and $2,335 during 2000, 1999, and 1998, respectively.

NOTE 10 -- TREASURY, COMMON AND PREFERRED STOCK

        During 2000, we repurchased 250 shares of our outstanding common stock for treasury at a cost of $18,616. During 1999, we repurchased 2,266 shares of our outstanding common stock for treasury at a cost of $50,383.

        During March 1998, we completed a secondary public offering of 2,100 shares of common stock (of which 2,080 shares were sold by selling stockholders and 20 shares were sold by us) at a price to the public of $34.50 per share, which resulted in net proceeds of $655 after the payment of underwriters' commissions but before the deduction of offering expenses.

        Our Board of Directors is authorized to issue up to 4,000 shares of preferred stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of common stockholders will be superceded by the rights of any preferred stock holders, if preferred stock is issued in the future.

NOTE 11 -- INCOME TAXES

        The income tax provision (benefit) is summarized as follows:

                                        YEAR ENDED DECEMBER 31,
                                ----------------------------------------
                                  2000            1999            1998
                                --------        --------        --------
CURRENT:
  Federal ...............       $     --        $  3,869        $  6,659
  State .................             --           1,042           1,549
  Foreign ...............          2,282             250             511
DEFERRED:
  Federal ...............        (33,899)         (3,958)          3,218
  State .................         (1,485)           (694)            715
  Foreign ...............                             27             106
                                --------        --------        --------
                                $(33,102)       $    536        $ 12,758
                                ========        ========        ========

        Income before income tax provision (benefit) was taxed under the following jurisdictions:

                                          YEAR ENDED DECEMBER 31,
                                -------------------------------------------
                                  2000             1999             1998
                                ---------        ---------        ---------
Domestic ................       $(154,945)       $  (6,521)       $  21,388
Foreign .................           5,425              785            1,822
                                ---------        ---------        ---------
                                $(149,520)       $  (5,736)       $  23,210
                                =========        =========        =========

        A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision (benefit) is summarized as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                       ------------------------------------
                                                         2000          1999          1998
                                                       --------      --------      --------
Amounts computed at statutory federal rate .......     $(52,332)     $ (2,008)     $  8,123
State income taxes, net of federal benefit .......         (965)          226         1,472
Non-deductible debt conversion expense ...........        4,437            --            --
Non-deductible spin-off expense ..................        4,820            --            --
Tax credit carry-forwards generated ..............       (1,005)         (642)         (949)
Non-deductible stock redemption compensation
expense ..........................................           --           543           835
Non-deductible acquired technology and
amortization .....................................       12,110         1,947         2,895
Minority interest in Retek .......................       (2,654)         (253)           --
Stock based compensation .........................        1,910           407            --
Other, net .......................................          577           316           382
                                                       --------      --------      --------
Income tax provision (benefit) ...................     $(33,102)     $    536      $ 12,758
                                                       ========      ========      ========

        During 2000, 1999 and 1998, we realized certain tax benefits related to stock option transactions in the amounts of $36,392, $16,993 and $7,569, respectively. The tax benefits from these stock option tax deductions were credited directly to paid-in capital.

        Deferred tax assets (liabilities) are summarized as follows:

                                                                      DECEMBER 31,
                                                                 ----------------------
                                                                   2000          1999
                                                                 --------      --------
Taxable pooling basis difference ...........................          $--      $ 14,955
Net operating loss carry-forwards ..........................       54,953        11,257
Tax credit carry-forwards ..................................        5,713         6,251
Allowance for doubtful accounts ............................        1,431         2,506
Deferred  tax liabilities related to purchase accounting ...      (18,159)           --
Stock based compensation ...................................          741         4,106
Other ......................................................        4,210          (606)
                                                                 --------      --------
                                                                   48,889        38,469
Deferred tax asset valuation allowance .....................           --            --
                                                                 --------      --------
          Net deferred tax assets ..........................     $ 48,889      $ 38,469
                                                                 ========      ========

        No valuation allowance has been recorded against our net deferred tax assets as we believe it to be more likely than not that our tax assets will be realized.

        At December 31, 2000, we had federal and state net operating loss carry-forwards totaling $143,187 and $84,189, respectively. The federal net operating loss carry-forwards include $4,772 that expires in 2011, $24,618 that expires in 2019 and $113,797 that expires in 2020. The state net operating loss carry-forwards expire from 2002 through 2010.

        At December 31, 2000, we also had $2,391 of federal research and development credit carry-forwards that expire from 2001 to 2020, $1,643 of state research and development credit carry-forwards that have no expiration dates, $1,525 of foreign tax credit carry-forwards that expire from 2000 to 2005, and federal and state alternative minimum tax credits of $150 and $4, respectively, that have no expiration dates. These net operating loss and research and development credit carry-forwards are subject to annual limitations and also are limited to utilization solely by the segment that generated them. Should a substantial change in our ownership occur, as defined by the Tax Reform Act of 1986, there will be additional annual limitations on our utilization of net operating loss and research and development credit carry-forwards.

        We paid $484, $6,312 and $1,151 of income taxes during 2000, 1999 and 1998, respectively.

NOTE 12 -- SEGMENT INFORMATION

        In April 2001, we announced and began to implement a reorganization that involved realigning our internal organization from a vertical market orientation to a horizontal product platform. As a result, our reportable segments were changed to reflect the new method in which management primarily organizes and evaluates internal financial information to make operating decisions and assess performance, based upon the product suites of our Critical Action Technology Platform (formerly our Customer Insight platform). The following segment information for the years ended December 31, 2000 and 1999 has been revised to conform to our current segment presentation. Segment information for the year ended December 31, 1998 has not been presented as it is impracticable to conform that year's segment information to the current segment presentation. Segment information on a vertical market orientation is also presented for comparative purposes.

        Our Critical Action Technology Platform consists of our Efficiency, Risk and Opportunity Suites. Our Efficiency Suite enables companies to make instant, automated decisions regarding customer applications for loans, credit or services, including the ability to identify and determine customer creditworthiness. This allows companies to simultaneously reduce costs and increase the speed of the customer acquisition process. In addition, it allows companies to process large quantities of applications and claims in real time through multiple acquisition and delivery channels. Our Risk Suite enables companies to analyze the risks associated with acquiring, managing and retaining customers by analyzing patterns in customer transactions, and includes analysis of fraud, churn and bad debt. Our Opportunity Suite enables companies to analyze the opportunities associated with acquiring, managing and retaining customers by analyzing patterns in customer transactions. The Opportunity Suite can maximize customer profitability by providing cross-sell and up-sell activities and focusing marketing efforts on more profitable customers. Additionally, as presented herein, our "Other" segment category includes our Advanced Technology Solutions group, which primarily conducts research and development for the United States government and other internally funded projects, as well as other miscellaneous products. Retek, which we spun-off to stockholders effective September 29, 2000, is also presented separately below.

        The accounting policies of our operating segments are the same as those described in Note 1. We evaluate the performance of our segments and allocate resources to them based on segment revenue and segment contribution margin. The Company does not have any inter-segment sales. Under our new internal organization and reporting structure, we do not allocate or report our assets by operating segment. Accordingly, segment asset information is not presented.

        Segment revenues and segment contribution margins for the years ended December 31, 2000 and 1999 are as follows:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                       ------------------------
                                                         2000           1999
                                                       ---------      ---------
EFFICIENCY SUITE
Total revenues ...................................       102,953         72,187
Direct segment operating expenses (1) ............       (64,842)       (50,623)
                                                       ---------      ---------
Segment contribution margin ......................     $  38,111      $  21,564
                                                       =========      =========
RISK SUITE
Total revenues ...................................        68,426         55,773
Direct segment operating expenses (1) ............       (18,251)       (15,047)
                                                       ---------      ---------
Segment contribution margin ......................     $  50,175      $  40,726
                                                       =========      =========
OPPORTUNITY SUITE
Total revenues ...................................        14,682          9,987
Direct segment operating expenses (1) ............       (12,062)        (5,745)
                                                       ---------      ---------
Segment contribution margin ......................     $   2,620      $   4,242
                                                       =========      =========
OTHER
Total revenues ...................................         8,908          9,783
Direct segment operating expenses (1) ............        (7,671)        (6,791)
                                                       ---------      ---------
Segment contribution margin ......................     $   1,237      $   2,992
                                                       =========      =========
TOTAL SEGMENT CONTRIBUTION MARGIN ................     $  92,143      $  69,524
                                                       =========      =========
Reconciliation to operating loss:
Total segment contribution margin ................     $  92,143      $  69,524
Indirect operating expenses (2) ..................       (82,677)       (51,367)
Retek operating loss, excluding non-cash
 and non-recurring charges included below (3) ....       (36,845)        (2,318)
Stock-based compensation expense .................       (21,670)       (11,985)
Transaction-related amortization and costs .......       (43,734)        (9,158)
In-process research and development ..............        (7,601)        (1,480)
Expense related to spin-off of Retek .............       (48,185)            --
Other operating expenses .........................        (1,172)            --
                                                       ---------      ---------
Total operating loss .............................     $(149,741)     $  (6,784)
Interest income ..................................        12,924          6,299
Interest expense .................................        (4,231)        (5,747)
Expense related to debt conversion ...............       (12,676)            --
Other expense, net ...............................        (3,378)          (226)
Minority interest in losses of consolidated
 Subsidiaries ....................................         7,582            722
                                                       ---------      ---------
Loss before income taxes .........................     $(149,520)     $  (5,736)
                                                       =========      =========

--------------------------------------------------------------------------------

(1) Direct segment operating expenses include direct costs such as direct labor costs related to product research and development, sales, and marketing activities, direct support and installation costs, and other product-specific costs of sales. Direct costs reflect only direct controllable expenses associated with each segment's line of business.

(2) Indirect operating expenses consist of costs not directly attributable to a segment, such as general and administrative expenses, corporate marketing expenses, depreciation and amortization, facilities expenses, information technology overhead costs, and other indirect, non-product specific costs.

(3) Includes Retek revenues of $59,915 and $69,159 for the years ended December 31, 2000 and 1999, respectively. Reported segment revenues and Retek revenues represent the Company's total revenues as displayed in the Company's consolidated statement of operations.

        During 2000, 1999 and 1998, one product line in the Risk Suite segment accounted for 16.8%, 15.4% and 14.5% of our total revenues, respectively. During those same periods, revenues from one product in the Efficiency Suite segment accounted for 23.5%, 20.9% and 21.5% of our total revenues, respectively. During 1999 and 1998, one Retek product accounted for 10.1% and 13.2% of our total revenues, respectively.

        Revenue and long-lived assets by geographical area are summarized as follows:

                                                  YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                               2000         1999         1998
                                             --------     --------     --------
Revenue by geographical area:
    United States ......................     $205,361     $166,505     $137,332
    Foreign ............................       49,523       50,384       41,276
                                             --------     --------     --------
           Total revenue ...............     $254,884     $216,889     $178,608
                                             ========     ========     ========

                                                            DECEMBER 31,
                                                       ---------------------
                                                         2000         1999
                                                       --------     --------
Long-lived assets by geographical area:
    United States ................................     $168,963     $ 54,174
    Foreign ......................................          159          145
                                                       --------     --------
           Total long-lived assets ...............     $169,122     $ 54,319
                                                       ========     ========

        Our foreign revenues are from export sales and international operations. Export sales include sales from the United States to foreign countries. International operations include sales by foreign operations. Revenues from international operations and export sales, primarily to Western Europe, Japan and Canada, represented 19.3%, 23.2% and 23.1% of total revenues in 2000, 1999 and 1998, respectively. Export sales totaled $42,540, $37,713 and $27,840 in 2000, 1999 and 1998, respectively.

PRIOR YEAR SEGMENT PRESENTATION

        Prior to April 2001, our reportable segments were based upon our method of internal reporting to management, who viewed our business for these periods by vertical market. Excluding Retek, our primary operating segments included HNC Financial Solutions ("HNC FS"), HNC Insurance Solutions ("HNC IS") and HNC Telecommunications Solutions ("HNC TS").

        HNC FS provided transaction-based, real-time fraud detection, authorization and action decisions for applications such as credit card charge authorization and the loan approval decision process. Our HNC FS segment also included the activities associated with our former eHNC division, the activities of which we reintegrated into FS in July 2000. HNC IS provided users with the ability to reduce fraud losses and streamline operations in the containment of the medical costs of workers' compensation and automobile accident insurance claims, workers' compensation loss reserving, workers' compensation fraud, managed care effectiveness and provider effectiveness. HNC TS provided our telecommunications carrier customers with the ability to reduce fraud losses and determine customer profitability. HNC TS is presented below along with activities associated with our Advanced Technology Solutions group, which primarily conducted research and development for the United States government, as well as corporate activity. Retek, which we spun-off to stockholders effective September 29, 2000, is also presented separately below.

        The accounting policies of our operating segments are the same as those described in Note 1. We evaluated the performance of our segments and allocated resources to them based on operating income. Inter-segment sales were accounted for at fair value as if the sales were to third parties.

        Each segment represented a strategic business unit that offered unique products and services to their functional markets. The table below presents segment data for certain statement of operations and balance sheet line items as of and for the years ended December 31, 2000, 1999 and 1998.

        Segment revenues are summarized as follows:

                                                   YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                               2000         1999         1998
                                             --------     --------     --------
Segment revenue:
   HNC FS ..............................     $ 95,668     $ 73,641     $ 63,244
   HNC IS ..............................       81,382       66,790       52,140
   HNC TS and other ....................       17,919        7,299        6,555
                                             --------     --------     --------
      HNC, excluding Retek .............      194,969      147,730      121,939
    Retek ..............................       59,915       69,159       56,669
                                             --------     --------     --------
       Total consolidated revenue ......     $254,884     $216,889     $178,608
                                             ========     ========     ========

        During 2000, 1999 and 1998, one product line in the HNC FS segment accounted for 16.8%, 15.4% and 14.5% of our total revenues, respectively. During those same periods, revenues from one product in the HNC IS segment accounted for 23.5%, 20.9% and 21.5% of our total revenues, respectively. During 1999 and 1998, one product in the Retek segment accounted for 10.1% and 13.2% of our total revenues, respectively.

        Segment operating income (loss), excluding all non-cash and non-recurring charges that we do not allocate between segments, is summarized as follows:

                                                    YEAR ENDED DECEMBER 31,
                                             ------------------------------------
                                               2000          1999          1998
                                             --------      --------      --------
Segment operating income (loss):
   HNC FS ..............................     $    603      $  9,935      $ 10,936
   HNC IS ..............................       10,572        13,390         7,651
   HNC TS and other ....................       (1,709)       (5,168)          700
                                             --------      --------      --------
      HNC, excluding Retek .............        9,466        18,157        19,287
   Retek ...............................      (36,845)       (2,318)       11,031
                                             --------      --------      --------
      Total operating income (loss) ....     $(27,379)     $ 15,839      $ 30,318
                                             ========      ========      ========

        A reconciliation of the operating income (loss) reported by each of our segments to our consolidated operating income (loss) is set forth below:

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                         2000           1999           1998
                                                       ---------      ---------      ---------
Segment operating income (loss) ..................     $ (27,379)     $  15,839      $  30,318
Stock-based compensation .........................       (21,670)       (11,985)            --
Transaction-related costs and amortization .......       (43,734)        (9,158)        (3,202)
Expense related to spin-off of Retek .............       (48,185)            --             --
Acquired in-process research and development .....        (7,601)        (1,480)        (6,090)
Other ............................................        (1,172)            --             --
                                                       ---------      ---------      ---------
   Consolidated operating income (loss) ..........      (149,741)        (6,784)        21,026
Interest income ..................................        12,924          6,299          6,799
Interest expense .................................        (4,231)        (5,747)        (4,460)
Expense related to debt conversion ...............       (12,676)            --             --
Other expense, net ...............................        (3,378)          (226)           (29)
Minority interest in losses (income) of
consolidated
   Subsidiaries ..................................         7,582            722           (126)
                                                       ---------      ---------      ---------
Income (loss) before income tax provision ........     $(149,520)     $  (5,736)     $  23,210
                                                       =========      =========      =========

        Segment depreciation expense, included in operating income, is summarized as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                       -------------------------------
                                                        2000        1999         1998
                                                       -------     -------     -------
Segment depreciation expense:
   HNC FS ........................................     $ 4,533     $ 2,971     $ 2,921
   HNC IS ........................................       2,510       2,134       1,564
   HNC TS and other ..............................       1,122         801         355
                                                       -------     -------     -------
      HNC, excluding Retek .......................       8,165       5,906       4,840
   Retek .........................................       3,588       2,309       1,262
                                                       -------     -------     -------
      Total segment depreciation expense .........     $11,753     $ 8,215     $ 6,102
                                                       =======     =======     =======

        Segment assets are summarized as follows:

                                                             DECEMBER 31,
                                                       ------------------------
                                                         2000           1999
                                                       ---------      ---------
Total segment assets:
   HNC FS ........................................     $  96,553      $  49,492
   HNC IS ........................................        60,106         40,491
   HNC TS and other ..............................        67,003          5,872
                                                       ---------      ---------
      HNC, excluding Retek .......................       223,662         95,855
   Retek .........................................            --        129,099
                                                       ---------      ---------
      Total segment assets .......................       223,662        224,954
    Corporate ....................................       295,762        291,098
    Eliminations .................................       (71,683)       (99,631)
                                                       ---------      ---------
       Total consolidated assets .................     $ 447,741      $ 416,421
                                                       =========      =========

        Corporate assets are primarily comprised of cash and cash equivalents, marketable securities, deferred tax assets and inter-company receivables. Eliminations primarily relate to inter-company balances and investments in subsidiaries.

        Segment capital expenditures are summarized as follows:

                                                  YEAR ENDED DECEMBER 31,
                                             -------------------------------
                                               2000        1999        1998
                                             -------     -------     -------
Segment capital expenditures:
   HNC FS ..............................     $ 7,053     $ 4,455     $ 2,909
   HNC IS ..............................       2,252       4,336       1,831
   HNC TS and other ....................       3,991       1,565         407
                                             -------     -------     -------
      HNC, excluding Retek .............      13,296      10,356       5,147
   Retek ...............................      12,070       5,737       2,939
                                             -------     -------     -------
      Total capital expenditures .......     $25,366     $16,093     $ 8,086
                                             =======     =======     =======

NOTE 13 -- STOCK COMPENSATION PLANS

        We apply Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for our stock-based compensation. Had compensation cost for our stock-based compensation awards been determined based on the fair value at the grant dates of awards, consistent with the method of Financial Accounting Standards Board Statement No. 123, our net income (loss) and basic and diluted pro forma net income (loss) per common share would have been reduced to the pro forma amounts indicated below:

                                                        YEAR ENDED DECEMBER 31,
                                                --------------------------------------
                                                   2000          1999           1998
                                                ----------     ---------     ---------
Net income (loss):
  As reported .............................     $(116,418)     $ (6,272)     $ 10,452
  Pro forma ...............................     $(230,171)     $(43,583)     $(21,678)
Basic net income (loss) per common share:

  As reported .............................     $   (4.08)     $  (0.25)     $   0.41
  Pro forma ...............................     $   (8.07)     $  (1.75)     $  (0.84)
Diluted net income (loss) per common share:

  As reported .............................     $   (4.08)     $  (0.25)     $   0.39
  Pro forma ...............................     $   (8.07)     $  (1.75)     $  (0.85)

HNC Software Inc. Sponsored Plans

        We administer several employee benefit plans, both active and inactive. Our active plans include our 1995 Equity Incentive Plan, our 1995 Directors Stock Option Plan, our 1995 Employee Stock Purchase Plan, and our 1998 Stock Option Plan. Our inactive plans include our original 1987 Stock Option Plan and various plans that we acquired in conjunction with our acquisitions. Our inactive plans also include the eHNC 1999 Equity Incentive and Executive Equity Incentive Plans. As a result of a short-form merger of eHNC into HNC in July 2000, all outstanding options under eHNC plans were assumed. These assumed plans were amended to convert their respective options into HNC options as of the respective acquisition or merger dates. While subsequent to the assumption of these plans the acquired employees participated in our own stock option plans and are subject to our plans' terms and conditions, options issued prior to the acquisition or merger dates are subject to their respective plan terms and conditions. Our inactive plans are not discussed herein. For purposes of the discussion regarding our active plans below, "fair market value" means the closing price of our common stock on the Nasdaq National Market on the grant date.

        Our 1995 Directors Stock Option Plan ("Directors Plan"), as amended, provides for the issuance of up to 600 nonqualified stock options to our outside directors. Under the provisions of the Directors Plan, nonqualified options to purchase 25 shares of our common stock are granted to outside directors upon their respective dates of becoming members of the Board of Directors, and nonqualified options to purchase ten shares of our stock will be granted on each anniversary date. Options under the Directors Plan are to be granted at the fair market value of the stock at the grant date and vest at specific times over a four-year period. As of December 31, 2000, 255 shares remained available for future grant under this plan.

        Our 1995 Equity Incentive Plan ("Incentive Plan") as amended, provides for the issuance of up to 9,100 shares of our common stock in the form of nonqualified or incentive stock options, restricted stock or stock bonuses. Nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award. Options granted under the Incentive Plan may have a term of up to ten years. We have the discretion to provide for restrictions, and the lapse of restrictions, in respect of restricted stock awards. Options typically vest at the rate of 25% of the total grant per year over a four-year period; however, we may, at our discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 2000, 1,172 shares remained available for future grant under this plan.

        Our 1998 Stock Option Plan ("1998 Plan"), as amended, provides for the issuance of up to 2,980 shares of our common stock in the form of nonqualified stock options to our employees, officers, consultants and independent advisors. Options granted under the 1998 Plan may have a term of up to ten years and typically vest at the rate of 25% of the total grant per year over a four-year period; however, we may, at our discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 2000, 1,148 shares remained available for future grant under this plan.

        Our 1995 Employee Stock Purchase Plan ("Stock Purchase Plan"), as amended, provides for the issuance of a maximum of 850 shares of common stock. Each purchase period, eligible employees may designate between 2% and 10% of their cash compensation, up to legally permitted amounts, to be deducted from their compensation for the purchase of common stock under the Stock Purchase Plan. The purchase price of the shares under the Stock Purchase Plan is equal to 85% of the lesser of the fair market value per share on the first day of the twelve-month offering period or the last day of each six-month purchase period. During 2000, 1999 and 1998, 106, 115 and 68 shares of our common stock were issued under the Stock Purchase Plan at an average price of $29.55, $24.46 and $28.34 per share, respectively. As of December 31, 2000, 416 shares were reserved for future issuance under the Stock Purchase Plan.

        Option transactions under HNC's plans during the three years ending December 31, 2000 are summarized as follows:

                                                                  WEIGHTED
                                                                  AVERAGE
                                                                  EXERCISE
                                                       SHARES      PRICE
                                                       ------     --------
Outstanding at December 31, 1997 .................      4,591      $23.92
  Options granted/exchanged ......................      3,333       34.59
  Options exercised ..............................       (732)      12.12
  Options canceled ...............................       (718)      32.04
                                                       ------      ------
Outstanding at December 31, 1998 .................      6,474       29.84
  Options granted ................................      3,845       33.67
  Options exercised ..............................     (1,916)      24.68
  Options canceled ...............................     (2,368)      32.11
                                                       ------      ------
Outstanding at December 31, 1999 .................      6,035       33.03
  Options granted/exchanged ......................      3,747       69.84
  Options exercised ..............................     (3,227)      29.76
  Options canceled ...............................     (1,249)      47.57
                                                       ------      ------
Outstanding at September 29, 2000 (a) ............      5,306       57.60
  Options granted ................................      1,559       17.46
  Options exercised ..............................        (98)      12.44
  Options canceled ...............................       (848)      10.92
                                                       ------      ------
Outstanding at December 31, 2000 .................      5,919       12.88
                                                       ======      ======

   (a) On September 29, 2000, in connection with the spin-off of Retek, we adjusted the exercise price of all outstanding stock options in accordance with the distribution ratio discussed in Note 2. The weighted average exercise price of options outstanding at September 29, 2000 after consummation of the spin-off was $11.21.

        The fair value of each option grant under our HNC plans was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants during 2000, 1999 and 1998, respectively: dividend yield of 0.0% for all three years; risk-free interest rates of 6.21%, 5.47% and 5.14%; expected volatilities of 100%, 100% and 65%; and expected lives of 4.1, 4.1 and 5.0 years. The weighted average fair value of options granted under HNC plans during 2000, 1999 and 1998 was $37.61, $23.15 and $22.17, respectively. The fair value of the employees' purchase rights issued pursuant to the Stock Purchase Plan were estimated using the Black-Scholes option pricing model with the following weighted average assumptions during 2000, 1999 and 1998, respectively: dividend yield of 0.0% for all three years; risk-free interest rates of 6.18%, 4.98% and 5.02%; expected volatilities of 100%, 100% and 65%; and an expected life of 6 months for all three years. The weighted average fair value of those purchase rights granted in 2000, 1999 and 1998 was $7.29, $16.66 and $16.25, respectively.

        The following table summarizes information about employee stock options outstanding at December 31, 2000 under HNC's plans:

                                       OPTIONS OUTSTANDING
                            -----------------------------------------       OPTIONS EXERCISABLE
                                               WEIGHTED                  -------------------------
                                NUMBER         AVERAGE       WEIGHTED      NUMBER         WEIGHTED
                            OUTSTANDING AT    REMAINING      AVERAGE     EXERCISABLE AT   AVERAGE
     RANGE OF                DECEMBER 31,     CONTRACTUAL    EXERCISE     DECEMBER 31,    EXERCISE
  EXERCISE PRICES                2000       LIFE (IN YEARS)   PRICE           2000         PRICE
--------------------        --------------  ---------------  --------    --------------  ---------
$ 0.03   to    $6.23              814           7.73          $5.23          126          $5.21
  6.24          7.46              733           7.23           6.92          100           6.97
  7.47         10.42              758           6.58           8.58           96           8.32
 10.43         13.22              618           6.73          11.24          130          10.99
 13.23         16.25            1,036           6.85          15.13          109          14.40
 16.33         18.10              858           6.22          17.41          195          17.39
 18.11         20.25              599           6.43          19.05           94          19.38
 20.36         29.69              503           6.60          22.71           50          22.00
                                -----                                      -----
  0.03         29.69            5,919           6.81          12.88          900          12.73
                                =====                                      =====

Retek Inc. Sponsored Plans

        During 1999, Retek adopted the 1999 Equity Incentive Plan, the 1999 Director Stock Option Plan and the Employee Stock Option Exchange Program, under which options to purchase common stock in our former subsidiary Retek had been granted. During 1999, Retek also adopted the 1999 Employee Stock Purchase Plan, which provides for the issuance of Retek's common stock to eligible employee participants at a purchase price equal to 85% of the lesser of the fair market value per share on the first day of the two-year offering period and the date of purchase. As a result of our September 2000 spin-off of Retek, HNC is no longer affiliated with any Retek stock compensation plans.

        During the period from January 1, 2000 through the Retek spin-off date of September 29, 2000, 464 shares of Retek common stock were issued under Retek's employee stock purchase plan at an average price of $12.75 per share. No shares were issued under this plan during 1999. Option activity under Retek's option plans during 1999 and during the period from January 1, 2000 through the spin-off date, is summarized as follows:

                                                                  WEIGHTED
                                                                  AVERAGE
                                                                  EXERCISE
                                                       SHARES      PRICE
                                                       ------     --------
Outstanding at December 31, 1998 .................         --         --
  Options granted ................................      7,416      10.38
  Options canceled ...............................         (5)     10.00
                                                       ------      -----
Outstanding at December 31, 1999 .................      7,411      10.38
  Options granted ................................      1,496      27.82
  Options canceled ...............................       (247)     19.93
                                                       ------      -----
Outstanding at September 29, 2000 (a) ............      8,660      13.06
                                                       ======      =====

   (a) As a result of the Retek spin-off, HNC has no further affiliation with Retek's plans or underlying options, including those outstanding as of the September 29, 2000 spin-off date.

        The fair value of each option granted under Retek's plans was estimated on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions used for grants during the period from January 1, 2000 through the September 29, 2000 spin-off date and during 1999, respectively: dividend yield of 0.0% for both years; risk-free interest rates of 5.12% and 5.47%; expected volatility of 130% and 100%; and expected lives of 4.4 and 4.1 years. The weighted average fair value of options granted under Retek plans during the period from January 1, 2000 through September 29, 2000, and during 1999, was $24.49 and $7.62, respectively. The fair value of the employees' purchase rights issued pursuant to Retek's stock purchase plan in 2000 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.0%; risk-free interest rate of 5.50%; expected volatility of 130%; and an expected life of 6 months. The weighted average fair value of those purchase rights granted was $8.33.

Stock-Based Compensation

        During 2000, we recorded net stock-based compensation expense totaling $21,670, consisting of $13,762 in stock-based compensation charges attributable to our Retek spin-off, which are discussed separately below, and $7,908 in additional net compensation expense. This additional net compensation expense relates primarily to the amortization of unearned stock-based compensation of $8,772 (of which $8,266 related to Retek) and also includes additional net compensation income of $864, primarily related to the reversal of compensation expense recorded in 1999 on variable awards, as a result of a decline in the fair values of these awards during 2000.

        During 1999, Retek granted stock options to employees and directors to purchase Retek common stock at an exercise price of $10.00 per share when the deemed fair market value of Retek's common stock was $13.00 per share. As a result, Retek recorded unearned stock-based compensation totaling $21,886 representing the aggregate intrinsic value of the options on the date of grant. Additionally, during 2000, Retek recorded additional unearned stock-based compensation totaling $1,750 related to an employee option grant having an exercise price below the fair value of Retek's common stock on the date of grant. Amortization of Retek's unearned stock-based compensation totaled $1,908 during 1999 and $8,266 during the period from January 1, 2000 through the Retek spin-off date of September 29, 2000. Retek's unearned stock-based compensation balance of $13,255 at September 29, 2000, net of forfeiture reductions, was removed from our consolidated equity accounts in connection with the Retek spin-off.

        During 1999, in addition to Retek's amortization of unearned stock-based compensation as described above, we recorded stock-based compensation expense totaling $10,077. This compensation expense relates primarily to stock awards granted to former employees and non-employee consultants, of which $7,972 was calculated at intrinsic value while the remainder related to variable awards measured at fair value. The intrinsic value charge consisted primarily of a one-time charge of $6,064 related to a key employee severance agreement executed in the fourth quarter of 1999.

        The fair values of HNC's variable awards during 2000 and 1999 were estimated using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.0% for both years; risk-free interest rate of 5.02% and 5.23% in 2000 and 1999, respectively; volatility of 100% for both years; and expected lives from four months to one year according to the vesting date and subsequent exercise period of each option grant, and our stock prices on the various grant dates as well as on December 31, 2000 and 1999.

        In August 2000, we accelerated the vesting of 25 percent of the outstanding stock options that would have been unvested as of the September 15, 2000 record date to afford our option holders the opportunity to participate in receipt of the Retek share dividend. As a result of this award modification, we recorded a non-cash stock-based compensation charge of $6,688 during the third quarter of 2000 in accordance with Financial Accounting Standards Board Interpretation No. 44, or FIN 44. Additionally, as a result of the proportionate option repricing in connection with the Retek spin-off, certain options failed to qualify for fixed accounting treatment under FIN 44. As a result, we recorded a one-time charge to operations of $7,074 related to the modification and cash repurchase of options in connection with the Retek spin-off.

NOTE 14 -- CONTINGENCIES

        Various claims arising in the course of business, seeking monetary damages and other relief, are pending. We believe that these claims will not result in a material negative impact on our results of operations, liquidity or financial condition. However, the amount of the liability associated with these claims, if any, cannot be determined with certainty.

        We recently settled, without liability, a suit that Nestor Inc. filed against us in November 1998 in the United States District Court for the District of Rhode Island. In this suit, Nestor had alleged antitrust violations and unfair competition claims with respect to our marketing of our Falcon credit card fraud detection product. Nestor's complaint also alleged that we infringed United States patents held by Nestor and sought a declaratory judgment that a United States patent we hold relating to technology used in our Falcon products is invalid and unenforceable. In January 2000 Nestor dropped its claim of patent infringement against us and in January 2001 the case settled and Nestor's remaining claims for antitrust and unfair competition were dismissed.

NOTE 15 -- SUBSEQUENT EVENT

        In February 2001, we announced the call for redemption of our outstanding Convertible Subordinated Notes on March 6, 2001. In March 2001, all remaining outstanding Notes were converted into 1,639 shares of our common stock at a conversion ratio of 100.2004 shares per $1,000 principal amount of Notes held.

NOTE 16 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

        Summarized quarterly financial information for 2000 and 1999 is as follows:

                                                                        YEAR ENDED DECEMBER 31, 2000(1)(2)
                                                       ---------------------------------------------------------------------
                                                         FIRST         SECOND          THIRD         FOURTH          TOTAL
                                                        QUARTER        QUARTER        QUARTER        QUARTER          YEAR
                                                       ---------      ---------      ---------      ---------      ---------
                                                                                  (IN THOUSANDS)
Revenues .........................................     $  54,564      $  67,432      $  77,812      $  55,076      $ 254,884
Gross Profit .....................................        26,896         35,349         43,543         33,609        139,397
Operating loss ...................................       (20,992)       (30,462)       (85,363)       (12,924)      (149,741)
Net loss .........................................       (12,215)       (20,145)       (78,519)        (5,539)      (116,418)
Basic net income (loss) per share (a) ............     $   (0.47)     $   (0.75)     $   (2.71)     $   (0.17)     $   (4.08)
Diluted net income (loss)  per share (a) .........     $   (0.47)     $   (0.75)     $   (2.71)     $   (0.17)     $   (4.08)

                                                                       YEAR ENDED DECEMBER 31, 1999(3)
                                                       ------------------------------------------------------------------
                                                         FIRST        SECOND         THIRD        FOURTH          TOTAL
                                                        QUARTER       QUARTER       QUARTER       QUARTER          YEAR
                                                       ---------     ---------     ---------     ---------      ---------
                                                                                 (IN THOUSANDS)
Revenues .........................................     $  49,189     $  55,933     $  58,773     $  52,994      $ 216,889
Gross Profit .....................................        29,815        35,484        38,697        30,704        134,700
Operating Income (loss) ..........................         3,685         5,994         7,599       (24,062)        (6,784)
Net Income (loss) ................................         2,124         3,345         3,331       (15,072)        (6,272)
Basic net income (loss) per share(4) .............     $    0.08     $    0.14     $    0.14     $   (0.60)     $   (0.25)
Diluted net income (loss) per share (4) ..........     $    0.08     $    0.13     $    0.13     $   (0.60)     $   (0.25)

   (1) Results of operations in 2000 include: i) charges of $1.4 million, $5.0 million and $1.2 million related to the write-off of in-process research and development in the first, second and third quarters, respectively; ii) $12.7 million in non-recurring debt conversion expense and $48.2 million in non-recurring Retek spin-off charges in the third quarter, and iii) a $2.8 million charge relating to the write-down of our investment in Network Commerce and a $1.2 million impairment charge related to the abandonment of a lease and associated property and equipment in the fourth quarter.

   (2) Results of operations in 2000 exclude Retek's results of operations in the fourth quarter, as a result of our spin-off of Retek on September 29, 2000.

   (3) Results of operations in 1999 include a charge of $1.5 million related to the write-off of in-process research and development in the fourth quarter.

   (4) Net income (loss) per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net income
         (loss) amounts per share do not equal the total for the year.